Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Mark Buscovich, Manager FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

Dennard - Lascar Associates
Jack Lascar / Lisa Elliott

OILTANKING PARTNERS, L.P. REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER OF 2013

HOUSTON — May 8, 2013 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported first quarter 2013 net income of $20.2 million, or $0.48 per unit, an increase of 26.7% over first quarter 2012 net income of $15.9 million, or $0.40 per unit. Adjusted EBITDA increased 27.5% to $25.7 million for the first quarter of 2013, compared to $20.2 million for the first quarter of 2012. Adjusted EBTIDA, which is a financial measure not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined and reconciled to net income below.

“We are pleased to again deliver record revenue and Adjusted EBITDA in the first quarter of 2013,” said Anne-Marie Ainsworth, President and Chief Executive Officer of the Partnership’s general partner. “Our solid results were driven by significant increases in capacity, dock utilization and hydrocarbon movement at our facilities. Our terminals’ throughput volumes were approximately 80 million barrels of crude oil, refined products and liquefied petroleum gas during first quarter of 2013. As our customers’ need for additional storage and handling services has continued to expand, we are successfully executing our organic growth plans to generate higher cash flow.”

“Our announced expansion plans will continue to drive strong revenue growth that is backed by long-term, fixed-fee contracts and will generate accretive distributable cash flow per unit for our unitholders.”

The Partnership’s overall operating income for the first quarter of 2013 improved 31.1% compared to the prior year period primarily due to higher storage and throughput volumes that generated increased service fees, partially offset by lower ancillary service revenues and higher selling, general and administrative expenses.

Revenues increased approximately $5.9 million, or 17.2%, to $40.2 million during the first quarter of 2013 compared to the same period in 2012, mainly due to higher storage and throughput fee revenues. Storage service fee revenue grew $3.7 million due to new storage capacity placed into service in April 2012 and in the first quarter of 2013 and to an escalation in storage fees. Throughput fee revenues grew by $3.6 million during the first quarter of 2013 attributable to revenues from the new pipelines placed into service in the first quarter of 2013 and to higher liquefied petroleum gas exports and revenue from the new arrangement with Enterprise Products Partners L.P. (“Enterprise”). Ancillary services fee revenues decreased by $1.4 million during the quarter, largely attributable to a one-time pipeline-related construction project for a customer that was completed and recognized during the first quarter of 2012.

Selling, general and administrative expenses during the first quarter of 2013 were $5.0 million, increasing $0.5 million compared to the same period in 2012, primarily due to higher accounting, auditing and professional fees.

In Houston, during the first quarter of 2013, the Partnership placed into service 825,000 barrels of crude storage under long-term fixed-fee contracts and completed pipeline projects on-time and on-budget. The final 275,000 barrel tank of this four tank expansion is in the final stages of construction and should be placed into service in the second quarter of 2013. In Beaumont, we placed into service two new refined products storage tanks with a total capacity of 325,000 barrels.

Based on our current plans, we expect to spend $135 million to $145 million on capital expenditures in 2013 as we continue construction on our previously announced growth projects. The two crude storage expansion projects that we announced during 2012 are expected to add 3.2 million and 3.3 million barrels of new storage capacity by the end of 2013 and the end of 2014, respectively, bringing total capacity to over 25 million barrels by the end of 2014.

In addition, on March 6, 2013, we announced a new $44 million project and an expansion of our relationship with Enterprise with plans to increase our ability to import and export liquefied petroleum gas at our terminal on the Houston Ship Channel. In connection with the new multi-year agreement with Enterprise, we are constructing a new vessel dock and adding infrastructure to existing docks with the capability of handling significantly more liquefied petroleum gas vessels at multiple docks.

“We are pleased with the progress at our Appelt property with 6.5 million barrels of storage capacity currently in varying stages of construction with the first tanks expected to come on-line during the third quarter of this year, providing for further growth in distributable cash flow,” continued Ainsworth. “We are continuing to actively identify and evaluate additional expansion projects as well as alternate growth avenues that we believe will contribute to our EBITDA growth and position us to continue to increase distributable cash flow to our unitholders. In addition to the organic crude oil logistics projects, we anticipate that the increased natural gas liquids production in the U.S. will drive more demand for the movement and export of liquefied petroleum gas from our facilities.”

On April 22, 2013, the Partnership declared an increase in its cash distribution to $0.405 per unit, or $1.62 per unit on an annualized basis, for all of its outstanding limited partner units. The first quarter distribution represents our sixth consecutive quarterly increase since going public in the third quarter of 2011 and a 3.8% increase over the distribution of $0.39 for the fourth quarter of 2012 and a 15.7% increase over the $0.35 in the first quarter of 2012. The $16.2 million first quarter 2013 cash distribution will be paid on May 14, 2013. Distributable cash flow for the first quarter of 2013 provided distribution coverage of 1.48 times the amount needed for the Partnership to fund the quarterly distribution to both the general and limited partners and incentive distribution rights. Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income below.

Conference Call
The Partnership will hold a conference call to discuss its first quarter 2013 financial results on May 9, 2013 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (480) 629-9835 and ask for the Oiltanking call ten minutes prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website.

A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through May 15, 2013 by calling (303) 590-3030 and using the pass code 4613363#.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA are presented because management believes these metrics provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Partnership from period to period and to compare it with the performance of other publicly traded partnerships within the industry. You should not consider Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may be defined differently by other companies in the Partnership’s industry, the Partnership’s presentation of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The Partnership defines Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization expense and other income, as further adjusted to exclude certain other non-cash and non-recurring items, including gains and losses on disposals of fixed assets. Adjusted EBITDA is not a presentation made in accordance with GAAP. Adjusted EBITDA is a non-GAAP supplemental financial performance measure management and external users of the consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine overall rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items affecting net income.

Distributable cash flow, which is a financial measure included in the schedules to this press release, is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as the Partnership’s net income (loss) before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets; and (iii) other (income) expense; less maintenance capital expenditures. The Partnership’s management believes distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of the Partnership’s cash available for distribution to its unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total quarterly distribution payable to all common and subordinated unitholders, the general partner interest and incentive distribution rights.

The Partnership defines the ratio of debt to Adjusted EBITDA for any given period as the ratio of total outstanding debt, including the current portion at the end of such period to Adjusted EBITDA for the latest twelve month period.

Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.

The Partnership believes investors benefit from having access to the same financial measures used by its management. Further, the Partnership believes these measures are useful to investors because these measures are one of the bases for comparing the Partnership’s operating and financial performance with that of other companies with similar operations, although the Partnership’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA.

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Revenues	$40,186	$34,286
Costs and expenses:
Operating	9,465	9,627
Selling, general and administrative	4,997	4,488
Depreciation and amortization	4,490	3,966
Loss on disposal of fixed assets	—	13
Total costs and expenses	18,952	18,094
Operating income	21,234	16,192
Other income (expense):
Interest expense	(892)	(207)
Interest income	3	20
Other income	2	14
Total other expense, net	(887)	(173)
Income before income tax expense	20,347	16,019
Income tax expense	(155)	(80)
Net income	$20,192	$15,939

Allocation of net income to partners:
Net income allocated to general partner	$1,350	$387
Net income allocated to common unitholders	$9,421	$7,776
Net income allocated to subordinated unitholders	$9,421	$7,776

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.48	$0.40
Subordinated unit (basic and diluted)	$0.48	$0.40

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	19,450	19,450
Subordinated units (basic and diluted)	19,450	19,450

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	March 31,	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$14,918	$7,071
Receivables:
Trade	18,957	12,160
Affiliates	975	615
Other	243	313
Note receivable, affiliate	—	28,000
Prepaid expenses and other	495	1,290
Total current assets	35,588	49,449
Property, plant and equipment, net	457,654	418,289
Other assets, net	1,434	1,482
Total assets	$494,676	$469,220
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued expenses	$32,803	$29,399
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	2,297	2,049
Total current liabilities	37,600	33,948
Long-term debt, affiliate, less current maturities	164,000	146,800
Deferred revenue	2,448	2,544
Total liabilities	204,048	183,292
Commitments and contingencies
Partners’ capital:
Common units (19,449,901 units issued and outstanding at March 31, 2013 and December 31, 2012)	250,011	248,176
Subordinated units (19,449,901 units issued and outstanding at March 31, 2013 and December 31, 2012)	38,189	36,354
General partner’s interest	2,428	1,398
Total partners’ capital	290,628	285,928
Total liabilities and partners’ capital	$494,676	$469,220

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net income	$20,192	$15,939
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,490	3,966
Loss on disposal of fixed assets	—	13
Amortization of deferred financing costs	46	31
Changes in assets and liabilities:
Trade and other receivables	(6,727)	(2,232)
Prepaid expenses and other assets	797	729
Accounts receivable/payable, affiliates	(112)	(1,985)
Accounts payable and accrued expenses	(3,631)	(5,317)
Deferred revenue	385	(444)
Total adjustments from operating activities	(4,752)	(5,239)
Net cash provided by operating activities	15,440	10,700
Cash flows from investing activities:
Issuance of notes receivable, affiliate	—	(16,000)
Collections of notes receivable, affiliate	28,000	14,300
Payments for purchase of property, plant and equipment	(37,301)	(6,990)
Net cash used in investing activities	(9,301)	(8,690)
Cash flows from financing activities:
Borrowings under credit agreement, affiliate	18,000	—
Payments under notes payable, affiliate	(800)	(800)
Distributions paid to partners	(15,492)	(13,674)
Net cash provided by (used in) financing activities	1,708	(14,474)
Net increase (decrease) in cash and cash equivalents	7,847	(12,464)
Cash and cash equivalents — Beginning of period	7,071	23,836
Cash and cash equivalents — End of period	$14,918	$11,372

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended
	March 31,
	2013	2012
Storage capacity, end of period (mmbbls) (1) (3)	18.5	17.3
Storage capacity, average (mmbbls) (3)	18.2	17.3
Terminal throughput (mbpd) (2)	881.3	846.2
Vessels per period	194	229
Barges per period	831	773
Trucks per period	5,238	2,751
Rail cars per period	1,638	2,288
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

(3)	During the first quarter of 2013, we placed into service net storage capacity of approximately 0.9 million barrels.

Revenues by service category:
(In thousands)
	Three Months Ended
	March 31,
	2013	2012

Storage service fees	$27,958	$24,294
Throughput fees	10,488	6,881
Ancillary service fees	1,740	3,111
Total revenues	$40,186	$34,286

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013		2012

Reconciliation of Adjusted EBITDA and Distributable cash flow from net income:
Net income	$20,192		$15,939
Depreciation and amortization	4,490		3,966
Income tax expense	155		80
Interest expense, net	889		187
Loss on disposal of fixed assets	—		13
Other income	(2)		(14)
Adjusted EBITDA	$25,724		$20,171
Interest expense, net	(889)		(187)
Income tax expense	(155)		(80)
Maintenance capital expenditures	(735)		(755)
Distributable cash flow	$23,945		$19,149

Cash distributions (1)	$16,178		$13,892

Distribution coverage ratio	1.48	x	1.38	x

_____________

(1)	Amounts represent cash distributions declared for our limited partner units, general partner interest and incentive distribution rights, as applicable, for each respective period.

Reconciliation of Debt to Adjusted EBITDA Ratio:

2013 Latest Twelve Months (LTM) Adjusted EBITDA (as of March 31, 2013):
Adjusted EBITDA for the three months ended March 31, 2013	$25,724
2012 Adjusted EBITDA (1)	80,616
Less: Adjusted EBITDA for the three months ended March 31, 2012	20,171
2013 Latest Twelve Months (LTM) Adjusted EBITDA (as of March 31, 2013)	$86,169

Total debt, including current portion at March 31, 2013	$166,500
Debt/Adjusted EBITDA Ratio	1.9	x
_____________

(1)	Please refer to the press release of Oiltanking Partners, L.P. issued March 6, 2013, for a reconciliation of Adjusted EBITDA for the year ended December 31, 2012 from net income.

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